Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Anoori Naughton	Ashleigh Pollart
anaughton@hersheys.com	apollart1@hersheys.com

Hershey Reports Second-Quarter 2024 Financial Results;
Updates 2024 Net Sales and Earnings Outlook

HERSHEY, Pa., August 1, 2024 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the second quarter ended June 30, 2024 and updated its 2024 net sales and earnings outlook.

“Today’s operating environment remains dynamic with consumers pulling back on discretionary spending,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “Our business has been impacted by these trends, but we are pleased to see continued growth in the confection category and momentum building in our Salty Snacks portfolio. Our second-half innovation is expected to bring energy to our categories, and we are confident our evolving strategies will meet consumers’ changing needs and drive long-term success.”

Second-Quarter 2024 Financial Results Summary1
•Consolidated net sales of $2,074.5 million, a decrease of 16.7%.
•Organic, constant currency net sales decreased 16.8%.
•Both consolidated and organic, constant currency net sales reflected an ~9 point decline from planned inventory reductions within North America Confectionery and International related to the second quarter enterprise resource planning (“ERP”) system implementation, as well as an ~7 point decline from lower levels of retailer inventory and seasonal shipment timing within North America Confectionery that is expected to shift to the second half of 2024.
•Reported net income of $180.9 million, or $0.89 per share-diluted, a decrease of 55.1%.
•Adjusted earnings per share-diluted of $1.27, a decrease of 36.8%.

1 All comparisons for the second quarter of 2024 are with respect to the second quarter ended July 2, 2023

2024 Full-Year Financial Outlook
The Company is updating its net sales growth, reported earnings per share and adjusted earnings per share outlook for the year.

2024 Full-Year Outlook	Prior Guidance	Current Guidance
Net sales growth	2% to 3%	~2%
Reported earnings per share growth	~0%	Down 3% to Down 1%
Adjusted earnings per share growth	~0%	Down slightly

The Company also expects:
•A reported and adjusted effective tax rate of approximately 13%;
•Other expense, which primarily reflects the write-down of equity investments that qualify for a tax credit, of approximately $220 million to $230 million;
•Interest expense of approximately $165 million to $175 million, reflecting a higher interest rate environment;
•Capital expenditures of approximately $600 million to $625 million, driven by core confection capacity expansion and continued investments in a digital infrastructure, including the build and upgrade of a new ERP system across the enterprise; and
•Advancing Agility & Automation Initiative savings of $100 million.

Below is a reconciliation of current projected 2024 and full-year 2023 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2024 (Projected)	2023
Reported EPS – Diluted	$8.83 - $9.00	$9.06
Derivative mark-to-market losses	—	0.29
Business realignment activities	0.60 - 0.62	0.01
Acquisition and integration-related activities	0.20 - 0.25	0.37
Tax effect of all adjustments reflected above	(0.21)	(0.14)
Adjusted EPS – Diluted	$9.49 - $9.59	$9.59

2024 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that are reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

Second-Quarter 2024 Components of Net Sales Growth
A reconciliation between reported net sales growth rates and organic constant currency net sales growth rates, along with the contribution from net price realization and volume, is provided below:

	Three Months Ended June 30, 2024
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Organic Price (Rounded)	Organic Volume/Mix (Rounded)
North America Confectionery	(20.7)%	—%	(20.7)%	1%	(22)%

North America Salty Snacks	6.4%	—%	6.4%	(3)%	9%

International	(8.9)%	1.5%	(10.4)%	5%	(16)%

Total Company	(16.7)%	0.1%	(16.8)%	1%	(18)%

The Company presents certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange. To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Second-Quarter 2024 Consolidated Results
Consolidated net sales decreased 16.7% to $2,074.5 million in the second quarter of 2024. Organic, constant currency net sales decreased 16.8%, driven by retailer inventory reductions within North America Confectionery and International primarily related to the second quarter ERP system implementation, as well as seasonal shipment timing.

Reported gross margin was 40.2% in the second quarter of 2024, compared to 45.5% in the second quarter of 2023, a decrease of 530 basis points driven by derivative mark-to-market losses, higher commodity costs, and fixed cost deleverage that more than offset price realization, productivity gains and input cost timing favorability. Adjusted gross margin was 43.2% in the second quarter of 2024, a decrease of 200 basis points compared to the second quarter of 2023, as higher commodity costs and fixed cost deleverage more than offset price realization, productivity gains, and input cost timing favorability.

Selling, marketing and administrative expenses decreased 5.4% in the second quarter of 2024 versus the second quarter of 2023, primarily reflecting lower marketing expenses, partially offset by increased business realignment costs. Advertising and related consumer marketing expenses decreased 15.4% in the second quarter of 2024 versus the same period last year, as investments were down in-line with sales in North America Confectionery and International. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, decreased 0.8% versus the second quarter of 2023 as reduced compensation and benefit costs more than offset higher capability and technology investments.

Second-quarter 2024 reported operating profit was $287.8 million, a decrease of 48.7% versus the second quarter of 2023, resulting in a reported operating profit margin of 13.9%, a decrease of 860 basis points versus the prior year period. This decrease was driven by volume declines, derivative mark-to-market losses, and higher commodity costs, which more than offset price realization and productivity gains. Adjusted operating profit of $383.5 million decreased 32.8% versus the second quarter of 2023 driven by sales declines. Adjusted operating profit margin of 18.5% declined 440 basis points versus the second quarter of 2023, as higher commodity costs and fixed cost headwinds more than offset price realization and productivity.

The reported effective tax rate in the second quarter of 2024 was 26.4%, an increase of 1,900 basis points versus the second quarter of 2023. The adjusted effective tax rate was 24.4%, an increase of 1,610 basis points versus the second quarter of 2023. Both the reported and adjusted effective tax rate increases were driven by a decrease in renewable energy tax credits versus the year-ago period.

The Company’s second-quarter 2024 results, as prepared in accordance with GAAP, included items positively impacting comparability of $95.7 million, or $0.38 per share-diluted. For the second quarter of 2023, items positively impacting comparability totaled $10.2 million, or $0.03 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023

Derivative mark-to-market losses (gains)	$53.4	$(6.8)	$0.26	$(0.03)
Business realignment activities	39.0	1.5	0.19	0.01
Acquisition and integration-related activities	3.3	15.5	0.02	0.07
Tax effect of all adjustments reflected above	—	—	(0.09)	(0.02)
	$95.7	$10.2	$0.38	$0.03

Segment performance for the second quarter of 2024 versus the prior year period is detailed below. See the table on components of net sales growth and the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America Confectionery
Hershey’s North America Confectionery segment net sales were $1,579.8 million in the second quarter of 2024, a decrease of 20.7% versus the same period last year. Approximately 11 points of the decline was related to the planned depletion of retailer inventory built in the first quarter ahead of the Company’s April ERP system implementation. Approximately 8 to 9 points of the decline reflected retailer inventory and seasonal shipment timing that is expected to shift to the second half of 2024. Excluding inventory and shipment timing, core business sales declined low-single digits as approximately 1 point of price realization was more than offset by volume declines related to conversion, lower merchandising and the timing of planned summer activities.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway in the multi-outlet plus convenience store channels (MULO+ w/ Convenience2) decreased 2.7% for the 12-week period ended July 14, 2024. This 12-week period excludes the full Easter season in both the current and year ago periods, enabling more accurate year-over-year comparisons. Hershey’s CMG share declined 123 basis points compared to the prior year. Organic net sales lagged retail takeaway due to the planned ERP system-related inventory reduction, as well as the timing of shipments related to retailer inventory replenishment and Halloween.

The North America Confectionery segment reported segment income of $464.5 million in the second quarter of 2024, a decrease of 29.3% versus the prior year period, resulting in a segment margin of 29.4% in the quarter, a decrease of 360 basis points. Segment income declines were driven by reduced sales and increased commodity costs, while margin declines were driven by increased commodity costs and fixed cost headwinds outpacing price realization, productivity and input cost timing favorability.

North America Salty Snacks
Hershey’s North America Salty Snacks segment net sales were $289.9 million in the second quarter of 2024, an increase of 6.4% versus the same period last year, driven by volume growth. Price realization was an approximate 3-point headwind, reflecting planned increases in promotional activity and the timing of trade expenses impacting the second quarter.

Hershey’s U.S. salty snack retail takeaway for the 12-week period ended June 30, 2024 in MULO+ w/ Convenience2 increased 8.0% versus the prior year period. SkinnyPop ready-to-eat popcorn takeaway declined 6.3%, reflecting continued category softness. SkinnyPop ready-to-eat share declined 28 basis points in the quarter.
2 MULO+ w/Convenience expanded in the second quarter of 2024 to include club, drug, and e-commerce customers previously classified as unmeasured

Dot’s Homestyle Pretzels retail sales increased 42.3% in the quarter, resulting in a 537-basis point pretzel category share gain.

North America Salty Snacks segment income was $52.2 million in the second quarter of 2024, an increase of 19.2% versus the second quarter of 2023, resulting in a segment margin of 18.0%, an increase of 190 basis points versus the prior year period. Segment income increases were driven by higher sales and lower commodity costs, which more than offset higher levels of marketing.

International
Second-quarter 2024 net sales for Hershey’s International segment decreased 8.9% versus the same period last year to $204.8 million. Organic, constant currency net sales decreased 10.4% driven by the planned depletion of inventory built in the first quarter ahead of the Company’s April ERP system implementation and planned declines in Mexico related to the discontinuation of the dairy beverage product line in 2023. Excluding these items, net sales increased mid-single digits, driven by approximately 5 points of price realization.

The International segment reported a $25.0 million profit in the second quarter of 2024, reflecting a decrease of $16.1 million versus the prior year period driven by volume declines and higher commodity costs, which more than offset higher net pricing realization. This resulted in a segment margin of 12.2%, a decrease of 610 basis points versus the prior year period.

Unallocated Corporate Expense
Hershey’s unallocated corporate expense in the second quarter of 2024 was $158.2 million, a decrease of $12.9 million, or 7.5%, versus the same period of 2023. This decrease was driven by lower compensation and benefit costs partially offset by capability and technology investments, including the upgrade of the Company’s ERP system and related amortization.

Live Webcast
At approximately 7 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its second-quarter 2024 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the Company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the Company’s website.

Note: In this release, for the second quarter of 2024, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities and acquisition and integration-related activities. The Company refers to these income measures as “adjusted” or “non-GAAP” financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	June 30, 2024	July 2, 2023
Reported gross profit	$833,745	$1,132,099
Derivative mark-to-market losses (gains)	53,371	(6,780)
Business realignment activities	8,099	(17)
Acquisition and integration-related activities	—	539
Non-GAAP gross profit	$895,215	$1,125,841

Reported operating profit	$287,821	$560,665
Derivative mark-to-market losses (gains)	53,371	(6,780)
Business realignment activities	39,000	1,517
Acquisition and integration-related activities	3,286	15,454
Non-GAAP operating profit	$383,478	$570,856

Reported provision for income taxes	$64,980	$32,537
Derivative mark-to-market losses (gains)*	8,216	669
Business realignment activities*	9,415	271
Acquisition and integration-related activities*	790	3,707
Non-GAAP provision for income taxes	$83,401	$37,184

Reported net income	$180,894	$406,983
Derivative mark-to-market losses (gains)	45,155	(7,449)
Business realignment activities	29,585	1,246
Acquisition and integration-related activities	2,496	11,746
Non-GAAP net income	$258,130	$412,526

Reported EPS - Diluted	$0.89	$1.98
Derivative mark-to-market losses (gains)	0.26	(0.03)
Business realignment activities	0.19	0.01
Acquisition and integration-related activities	0.02	0.07
Tax effect of all adjustments reflected above**	(0.09)	(0.02)
Non-GAAP EPS - Diluted	$1.27	$2.01

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	June 30, 2024	July 2, 2023
As reported gross margin	40.2%	45.5%
Non-GAAP gross margin (1)	43.2%	45.2%

As reported operating profit margin	13.9%	22.5%
Non-GAAP operating profit margin (2)	18.5%	22.9%

As reported effective tax rate	26.4%	7.4%
Non-GAAP effective tax rate (3)	24.4%	8.3%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative mark-to-market (gains) losses: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business realignment activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the first quarter of 2024, we commenced the Advancing Agility & Automation Initiative to improve supply chain and manufacturing-related spend, optimize selling, general and administrative expenses, leverage new technology and business models to further simplify and automate processes, and generate long-term savings. During the second quarter of 2024, business realignment charges related primarily to third-party costs supporting the design and implementation of the new organizational structure, as well as severance and employee benefit costs. During the fourth quarter of 2020, we commenced the International Optimization Program to streamline resources and investments in select international markets, including the optimization of our China operating model to improve efficiencies and provide a more sustainable and simplified base going forward. During the second quarter of 2023, business realignment charges related primarily to other third-party costs related to this program, as well as severance and employee benefit costs. This program was completed in 2023.

Acquisition and integration-related activities: During the second quarter of 2024, we incurred integration-related costs for the acquisition of two manufacturing plants from Weaver Popcorn Manufacturing, Inc., and the integration of the 2021 acquisitions of Dot’s Pretzels, LLC (“Dot’s”) and Pretzels Inc. (“Pretzels”) into our North America Salty Snacks segment. During the second quarter of 2023, we incurred costs related to the acquisition of two manufacturing plants from Weaver Popcorn Manufacturing, Inc., the integration of the 2021 acquisitions of Dot's and Pretzels into our North America Salty Snacks segment and costs related to building and upgrading our new ERP system for implementation across our North America Salty Snacks segment in the fourth quarter of 2023.

Tax effect of all adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to our 2024 Full-year Financial Outlook and other statements regarding our business outlook and financial performance. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the Company’s securities. Factors that could cause results to differ materially include, but are not limited to: disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials and the Company’s ability to successfully hedge against volatility in raw material pricing; the Company’s ability to successfully execute business continuity plans to address changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions, including with respect to inflation, rising interest rates, slower growth or recession, and other events beyond our control such as the impacts on the business arising from the conflict between Russia and Ukraine; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure and that of our customers and partners (including our suppliers); our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design, implementation or usage of our new enterprise resource planning system, including the ability to support post-implementation efforts and maintain enhancements, new features or modifications; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2023, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, and our other filings with the U.S. Securities and Exchange Commission from time to time. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended June 30, 2024 and July 2, 2023
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended		Six Months Ended
			June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023

Net sales			$2,074,480	$2,490,280	$5,327,229	$5,477,894
Cost of sales			1,240,735	1,358,181	2,817,403	2,963,473
Gross profit			833,745	1,132,099	2,509,826	2,514,421

Selling, marketing and administrative expense			540,987	571,804	1,158,968	1,153,391
Business realignment costs (benefits)			4,937	(370)	4,937	441

Operating profit			287,821	560,665	1,345,921	1,360,589
Interest expense, net			41,373	36,661	81,195	74,346
Other (income) expense, net			574	84,484	32,594	87,467

Income before income taxes			245,874	439,520	1,232,132	1,198,776
Provision for income taxes			64,980	32,537	253,785	204,608

Net income			$180,894	$406,983	$978,347	$994,168

Net income per share	- Basic	- Common	$0.92	$2.03	$4.93	$4.96
	- Diluted	- Common	$0.89	$1.98	$4.80	$4.83
	- Basic	- Class B	$0.83	$1.88	$4.48	$4.57

Shares outstanding	- Basic	- Common	147,893	149,244	203,942	148,914
	- Diluted	- Common	203,006	205,533	203,367	205,687
	- Basic	- Class B	54,614	55,447	54,614	55,864

Key margins:
Gross margin			40.2%	45.5%	47.1%	45.9%
Operating profit margin			13.9%	22.5%	25.3%	24.8%
Net margin			8.7%	16.3%	18.4%	18.1%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended June 30, 2024 and July 2, 2023
(unaudited) (in thousands except percentages)

	Three Months Ended			Six Months Ended
	June 30, 2024	July 2, 2023	% Change	June 30, 2024	July 2, 2023	% Change
Net sales:
North America Confectionery	$1,579,826	$1,993,079	(20.7)%	$4,287,136	$4,445,244	(3.6)%
North America Salty Snacks	289,894	272,365	6.4%	565,000	542,350	4.2%
International	204,760	224,836	(8.9)%	475,093	490,300	(3.1)%
Total	$2,074,480	$2,490,280	(16.7)%	$5,327,229	$5,477,894	(2.8)%

Segment income:
North America Confectionery	$464,496	$657,178	(29.3)%	$1,412,692	$1,544,928	(8.6)%
North America Salty Snacks	52,204	43,753	19.2%	90,910	90,545	0.4%
International	25,010	41,101	(39.2)%	67,760	96,150	(29.5)%
Total segment income	541,710	742,032	(27.0)%	1,571,362	1,731,623	(9.3)%
Unallocated corporate expense (1)	158,232	171,176	(7.6)%	326,917	330,138	(1.0)%
Unallocated mark-to-market (gains) losses on commodity derivatives (2)	53,371	(6,780)	NM	(164,644)	3,464	NM
Costs associated with business realignment initiatives	39,000	1,517	NM	55,666	3,866	NM
Acquisition and integration-related activities	3,286	15,454	(78.7)%	7,502	33,566	(77.7)%
Operating profit	287,821	560,665	(48.7)%	1,345,921	1,360,589	(1.1)%
Interest expense, net	41,373	36,661	12.9%	81,195	74,346	9.2%
Other (income) expense, net	574	84,484	(99.3)%	32,594	87,467	(62.7)%
Income before income taxes	$245,874	$439,520	(44.1)%	$1,232,132	$1,198,776	2.8%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended		Six Months Ended
	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Segment income as a percent of net sales:
North America Confectionery	29.4%	33.0%	33.0%	34.8%
North America Salty Snacks	18.0%	16.1%	16.1%	16.7%
International	12.2%	18.3%	14.3%	19.6%

The Hershey Company
Consolidated Balance Sheets
as of June 30, 2024 and December 31, 2023
(in thousands of dollars)

Assets	June 30, 2024	December 31, 2023
	(unaudited)
Cash and cash equivalents	$467,058	$401,902
Accounts receivable - trade, net	846,440	823,617
Inventories	1,459,488	1,340,996
Prepaid expenses and other	562,641	345,588

Total current assets	3,335,627	2,912,103

Property, plant and equipment, net	3,368,322	3,309,678
Goodwill	2,691,613	2,696,050
Other intangibles	1,838,525	1,879,229
Other non-current assets	1,140,255	1,061,427
Deferred income taxes	41,332	44,454

Total assets	$12,415,674	$11,902,941

Liabilities and Stockholders’ Equity

Accounts payable	$1,138,226	$1,086,183
Accrued liabilities	783,723	867,815
Accrued income taxes	37,232	29,457
Short-term debt	1,321,274	719,839
Current portion of long-term debt	605,176	305,058

Total current liabilities	3,885,631	3,008,352

Long-term debt	3,489,393	3,789,132
Other long-term liabilities	700,065	660,673
Deferred income taxes	330,719	345,698

Total liabilities	8,405,808	7,803,855

Total stockholders’ equity	4,009,866	4,099,086

Total liabilities and stockholders’ equity	$12,415,674	$11,902,941